Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-228740, 333-267240, 333-265505 and 333-226582) on Forms S-3 and S-8 of our report dated February 27, 2023, with respect to the consolidated financial statements of Berry Corporation (bry).

/s/ KPMG LLP
Dallas, Texas
February 27, 2023